                                                                    EXHIBIT 11.1

                                IA CORPORATION I

     COMPUTATION OF NET INCOME PER SHARE APPLICABLE TO COMMON STOCKHOLDERS
                       AND PRO FORMA NET INCOME PER SHARE

                                      THREE MONTHS ENDED     NINE MONTHS ENDED
                                         SEPTEMBER 30,         SEPTEMBER 30,
                                     --------------------- ---------------------
                                        1997       1996       1997       1996
                                     ---------- ---------- ---------- ----------
HISTORICAL:
Net income.........................  $  266,000 $  394,000 $   65,000 $  628,000
Weighted average common shares out-
 standing..........................  11,213,996  5,661,936 11,128,462  5,640,656
Common stock equivalents (using
 treasury stock method)............     849,262    611,200    936,812    610,437
Common and common stock options is-
 sued during the twelve month pe-
 riod prior to the initial public
 offering in accordance with Staff
 Accounting Bulletin No. 83 (using
 the treasury stock method)........          --    858,641         --    858,641
                                     ---------- ---------- ---------- ----------
                                     12,063,258  7,131,777 12,065,274  7,109,734
                                     ========== ========== ========== ==========
Net income per share applicable to
 common stockholders...............  $     0.02 $     0.06 $     0.01 $     0.09
                                     ========== ========== ========== ==========
PRO FORMA:
Net income.........................  $  266,000 $  688,000 $   65,000 $1,508,000
Historical weighted average shares
 outstanding.......................  12,063,258  7,131,777 12,065,274  7,109,734
Effect of assumed conversion of
 preferred stock...................          --  2,973,117         --  2,973,117
                                     ---------- ---------- ---------- ----------
                                     12,063,258 10,104,894 12,065,274 10,082,851
                                     ========== ========== ========== ==========
Pro forma net income per share.....  $     0.02 $     0.07 $     0.01 $     0.15
                                     ========== ========== ========== ==========